EXHIBIT 99.1

BioCorRx Announces Above Market $6 Million Private Placement at $15 Per Share

APRIL 02, 2019

ANAHEIM, CA, April 02, 2019 (GLOBE NEWSWIRE) -- via NEWMEDIAWIRE -- BioCorRx Inc. (OTCQB: BICX) (the “Company”), a leader, developer and provider of advanced solutions in the treatment of addiction and related disorders, today announced the Company completed a private placement, whereby it issued 400,000 common stock shares at a price of $15.00 per share, for total proceeds of $6 million. The $15.00 price paid by two investors, one of whom is Louis Lucido, a Director, represents a 282% premium to the market price of $3.93 per share, as of the market close on April 1, 2019.

A portion of the capital will be used to fund the launch and expansion of the Company’s weight loss program in the upcoming months and to further its product development pipeline in the addiction treatment field.

The investors will also receive royalties from each future sale of the Company’s weight loss program. A total of $37.50 out of the gross sales amount of each program sold will be paid to the investors starting on the date the first program is sold and ending on the 3rd anniversary of the initial sales date; and a total of $25.00 out of the gross sales amount of each program sold will be paid to the investors thereafter, ending on the 15th anniversary of the initial sales date.

Lourdes Felix, CFO, COO and Director, stated, “We are extremely pleased with the terms of this funding, and appreciative of the support from these investors who conducted extensive due diligence prior to this transaction. We believe the significant investment premium over our current share price is further validation of our business strategy, product pipeline, and the growth opportunities ahead. This funding advances our goal to list on a national exchange. We have made tremendous progress this year and we believe this private placement funding, coupled with the recent NIDA grant award of nearly $5.7 million for BICX102, will allow us to accelerate our product development and growth strategy and create significant value for our shareholders.”

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About BioCorRx

BioCorRx Inc. (OTCQB: BICX) is an addiction treatment solutions company offering a unique approach to the treatment of substance abuse addiction and related disorders. The BioCorRx® Recovery Program, a non-addictive, medication-assisted treatment (MAT) program, consists of two main components. The first component of the program consists of an outpatient implant procedure performed by a licensed physician. The implant delivers the non-addictive medicine, naltrexone, an opioid antagonist that can significantly reduce physical cravings for alcohol and opioids, and can prevent opioid overdose following relapse. The second component of the program developed by BioCorRx Inc. is a Cognitive Behavioral Therapy (CBT) program tailored specifically for the treatment of alcoholism and other substance abuse addictions for those receiving long-term naltrexone treatment. The Company also conducts R&D under its controlled subsidiary, BioCorRx Pharmaceuticals. For more information on BICX and its product pipeline, visit www.BioCorRx.com.

Safe Harbor Statement

The information in this release includes forward-looking statements. These forward-looking statements generally are identified by the words "believe," "project," "estimate," "become," "plan," "will," and similar expressions. These forward-looking statements involve known and unknown risks as well as uncertainties. Although the Company believes that its expectations are based on reasonable assumptions, the actual results that the Company may achieve may differ materially from any forward-looking statements, which reflect the opinions of the management of the Company only as of the date hereof.

BioCorRx Inc.

investors@BioCorRx.com

714-462-4880

Investor Relations:

Crescendo Communications, LLC

(212) 671-1020 x304

bicx@crescendo-ir.com

Media Relations Contact:

Kyle Porter

CMW Media

kyle@cmwmedia.com

(858) 264-6600

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